EXHIBIT 99

*PRESS RELEASE*

Contact:
Lewis R. Renollet
President and Chief Executive Officer
(937) 667-8461

Monroe Federal Bancorp, Inc. Completes Initial Public Offering

Tipp City, OH; October 23, 2024 – Monroe Federal Bancorp, Inc. (the “Company”), the holding company for Monroe Federal Savings and Loan Association (the “Association”), has completed its initial public offering in connection with the Association’s conversion from the mutual form of organization to the stock form of organization, effective today.  The Company sold 526,438 shares of common stock, which includes 36,851 shares sold to the Association’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $5.3 million based on the offering price of $10.00 per share.  The Company has 526,438 shares of common stock issued and outstanding.

The Company’s common stock is expected to be quoted on the OTCQB Market operated by the OTC Markets Group beginning on or about October 24, 2024 (ticker symbol MFBI).

Subscribers wishing to confirm their stock purchases may do so by contacting the Stock Information Center at (312) 521-1603.  The Stock Information Center is open between 10:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about October 23, 2024. Persons wishing to contact Pacific Stock Transfer Company may do so by phone at (702) 361-3033 or via email to info@pacificstocktransfer.com.

Luse Gorman, PC served as legal counsel to the Company and the Association.  Performance Trust Capital Partners, LLC acted as marketing agent for the Company in connection with the stock offering, and Kilpatrick Townsend & Stockton LLP served as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering DRS Book-Entry statements or interest checks and/or delays in the start of trading due to market disruptions or otherwise.